SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) July 1, 1996




                              MEDCATH INCORPORATED
                            (Exact name of registrant
                          as specified in its charter)

       North Carolina               33-85458              56-1635096

(State or other jurisdiction      (Commission           (IRS Employer
      of incorporation)            File Number)       Identification No.)




         7621 Little Avenue, Suite 106, Charlotte, North Carolina 28226
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (704) 541-3228








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


Item 5. Other Events

On June 27, 1996, MedCath Incorporated announced results for the third quarter ended June 30, 1996, and also responded to an article published June 26, 1996 in the Wall Street Journal.


Exhibits:

         99 - Press Release dated June 27, 1996



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





                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDCATH INCORPORATED



     Date:  July 1, 1996             By:     /s/  Daniel L. Belongia
                                            ----------------------------
                                                  Daniel L. Belongia
                                                  Secretary and Chief Financial
                                                  Officer





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


                         MEDCATH INCORPORATED ANNOUNCES
                        ANTICIPATED THIRD QUARTER RESULTS

               COMPANY RESPONDS TO ARTICLE IN WALL STREET JOURNAL

Charlotte, North Carolina (June 27, 1996) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced that its financial results for the third quarter and nine months ending June 30, 1996, will be adversely affected by two factors relating to the Company's heart hospital located in McAllen, Texas, which opened in January 1996. As a result of these two factors, the Company expects its earnings for the fiscal quarter ending June 30, 1996, to be in the range of $0.08 to $0.11 per share.

The McAllen Heart Hospital is operated by a limited partnership in which MedCath owns an approximately 51% interest and serves as the general partner. The Company recently learned that the partnership's losses during the third quarter will be greater than expected, primarily as a result of seasonal population shifts. Because the cumulative losses that have been allocated to the limited partners exceed their capital contribution of $705,000, the Company can no longer allocate any losses to its minority partners and must begin recognizing 100% of the partnership's operating losses. The effect of recognizing losses that would otherwise have been allocated to the minority partners is a reduction in earnings of approximately $0.05 per share in the Company's third quarter. The Company will have to continue recognizing 100% of the partnership's losses until such time as the partnership begins operating profitably, at which time the Company will be entitled to recognize 100% of the partnership's earnings to the extent it has previously recognized a disproportionate share of the partnership's losses.

Stephen R. Puckett, president of MedCath Incorporated, said, "Although we expected losses during the initial operation of the McAllen Heart Hospital, these losses are larger than we anticipated. The population of the McAllen area and the utilization of the hospital are significantly affected by the migration of retirees out of and into the McAllen area during the summer and winter months. The McAllen market is traditionally at its peak between October and April when the population expands because of the milder weather. We expect that the hospital's operating results, which will continue to be adversely impacted through the Company's fourth quarter by the seasonal migration of retirees out of the area, will improve when the seasonal migration patterns are reversed. We remain committed to the McAllen Heart Hospital and stand willing to provide the capital necessary to support its operations until the hospital becomes profitable."

                                     -MORE-

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



MCTH Announces Anticipated Third Quarter
Results and Responds to Wall Street Journal
Page 2
June 27, 1996

In response to an article that appeared yesterday in some editions of the Wall Street Journal, Mr. Puckett also went on to comment, "While the article mentioned some positive aspects of our MedCath operating strategy, we believe that there were a number of points which require a response."

      MANAGEMENT BELIEVES IN THE VIABILITY OF THE HEART HOSPITAL CONCEPT

"We strongly believe in our concept of developing specialized, cost-effective heart hospitals. The suggestion in the article that MedCath's heart hospitals will only be able to treat a narrow range of cardiac patients is not accurate. We are today in McAllen consistently delivering quality medical services with a fully staffed facility addressing the full range of medical problems being experienced by cardiac patients. Although we are incurring greater than expected operating losses, our initial experience in McAllen, Texas, confirms our high level of confidence."

     THE TWO CARDIOLOGISTS WHO HAVE LEFT THE HOSPITAL STAFF WERE RESPONSIBLE FOR ONLY A LIMITED NUMBER OF ADMISSIONS AND PROCEDURES

"The two physicians mentioned in the article as having opened their own practice represent only two of the thirteen cardiologists with admitting privileges at the hospital. Among those thirteen cardiologists, the two physicians ranked in the bottom half both by number of patients who had procedures performed in the hospital's cath lab and by patient admissions to the hospital."

      MEDCATH'S MEDICARE REVENUE RECOGNITION POLICIES ARE SOUND

"MedCath's heart hospital records revenue in accordance with GAAP and industry standards whereby revenues are recorded in the period in which the related services are rendered."

In closing, Mr. Puckett said, "The fundamentals of our business have not changed and our strategy is sound. We expect to aggressively develop heart hospitals that will be recognized as leaders in the provision of cardiovascular care. In addition, our other divisions continue to perform extremely well by making substantial contributions to the profitability of the Company. The decline in the price of our stock yesterday will not change the way we do business nor wil1 it affect the efforts of our highly motivated and experienced management team."

MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has three additional heart hospitals under development, manages two medical practices comprised of a total of 63 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.

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